As filed with the U.S. Securities and Exchange Commission on June 12, 2024

Registration No. 333-278295

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

Amendment No. 3
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

Reitar Logtech Holdings Limited
(Exact name of registrant as specified in its charter)

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Cayman Islands	6510	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Unit 801, 8th Floor, Tower 2, The Quayside, 77 Hoi Bun Road
Kwun Tong, Kowloon, Hong Kong
+852 2554 5666
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

Louise L. Liu, Esq. William Ho, Esq. Morgan, Lewis & Bockius 19th Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong SAR Tel.: +852 3551 8500 Fax: +852 3006 4346	Ross D. Carmel, Esq. Barry P. Biggar, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st floor New York, NY 10036 Tel.: +1 212-930-9700 Fax: +1 212-930-9725

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing an updated certain exhibits to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on June 4, 2024.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our third memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person’s own dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

Purchaser	Date of Sale or Issuance	Number and type of Security	Consideration	Underwriting Discount and Commission
Ogier Global Subscriber (Cayman) Limited	September 15, 2022	1 ordinary share	US$0.0001	n/a
Integrated Intelligence Investment Limited	September 26, 2022	1 ordinary share	US$0.0001	n/a
Smart Wealthy Investment Limited	November 8, 2022	4,999 ordinary shares	Transfer of one hundred and one (101) ordinary shares of Reitar Logtech Engineering Limited to the registrant	n/a
Integrated Intelligence Investment Limited	November 8, 2022	4,999 ordinary shares	Transfer of one hundred and one (101) ordinary shares of Reitar Logtech Engineering Limited to the registrant	n/a

Purchaser	Date of Sale or Issuance	Number and type of Security	Consideration	Underwriting Discount and Commission
Smart Logtech Holdings Limited	November 9, 2022	2,200 ordinary shares	Transfer of twenty-two (22) ordinary shares of Reitar Capital Partners Limited held by Mr. Hau Lim Chung to the registrant	n/a
Star Capital Asset Management Limited	November 9, 2022	7,800 ordinary shares	Transfer of seventy-eight (78) ordinary shares of Reitar Capital Partners Limited held by Mr. Kin Chung Chan to the registrant	n/a

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reitar Logtech Holdings Limited

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement
3.1†	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
4.1†	Registrant’s Specimen Certificate for Class A ordinary shares
5.1	Opinion of Ogier regarding the validity of the ordinary shares being registered
8.1	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1†	Form of Indemnification Agreement with the Registrant’s directors
10.2†	Form of Employment Agreement between the Registrant and an executive officer of the Registrant
10.3†	Framework Agreement between Mr. Yiu, Mr. Chung, Reitar Logtech Engineering Limited, and Kamui Group Development Limited dated October 25, 2022
10.4†	Share Transfer Agreement between the Registrant, Smart Wealthy Investment Limited and Integrated Intelligence Investment Limited dated November 8, 2022
10.5†	Share Transfer Agreement between the Registrant, Mr. Chan and Mr. Chung dated November 9, 2022
15.1	Letter in Lieu of Consent
15.2	Letter in Lieu of Consent
21.1†	Subsidiaries of the registrant
23.1	Consent of WWC, P.C. to Reitar Logtech Holdings Limited
23.2	Consent of WWC, P.C. to Reitar Capital Partners Limited
23.3	Consent of Ogier (included in Exhibit 5.1)
23.4†	Consent of Ho Tung Armen Ho
23.5†	Consent of Lo Chanii Kam
23.6†	Consent of Chi Wai Siu
23.7†	Consent of Chun Pong Raymond Siu
24.1	Power of Attorney (included on signature page)
99.1†	Code of Business Conduct and Ethics of the Registrant
99.2	Representations under Item 8.A.4 of Form 20-F
107†	Calculation of Filing Fee Table

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†        Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on June 12, 2024.

Reitar Logtech Holdings Limited
By:	/s/ Kin Chung Chan
Name:	Kin Chung Chan
Title:	Director, Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date
/s/ Kin Chung Chan	Director, Chairman and Chief Executive Officer	June 12, 2024
Name: Kin Chung Chan	(principal executive officer)
/s/ Hau Lim Chung	Director and President	June 12, 2024
Name: Hau Lim Chung
/s/ Chun Yip Yiu	Director	June 12, 2024
Name: Chun Yip Yiu
/s/ Ka Chai Ng	Chief Financial Officer	June 12, 2024
Name: Ka Chai Ng	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Reitar Logtech Holdings Limited has signed this registration statement or amendment thereto in New York on June 12, 2024.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.